UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             _______________________

                                   FORM 8-A/A

                                 AMENDMENT NO. 1

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(B) OR (G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                             BKF CAPITAL GROUP, INC.
             (Exact Name of Registrant as Specified in its Charter)


                   Delaware                                36-0767530
   (State of Incorporation or Organization)               (IRS Employer
                                                       Identification Number)
              One Rockefeller Plaza
                 New York, New York                            10020
     (Address of Principal Executive Offices)                (Zip Code)

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box: [X]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box: [_]

     Securities Act registration statement file number to which this form relates: N/A

     Securities to be registered pursuant to Section 12(b) of the Act:

                                                 Name of Each Exchange on Which
   Title of Each Class to be so Registered       Each Class is to be Registered
   ---------------------------------------       ------------------------------
         Common Share Purchase Rights               New York Stock Exchange

     Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                              (Title of Each Class)

ITEM 1.  DESCRIPTION OF SECURITIES TO BE REGISTERED.

         As previously announced, on April 6, 2005, the Board of Directors of BKF Capital Group, Inc., a Delaware corporation (the "Company"), approved an amendment to the Company's existing Rights Agreement, dated as of June 8, 2001, between the Company and Mellon Investor Services LLC, as the Rights Agent (the "Rights Agreement"). On April 12, 2005, the Company entered into Amendment No. 1 to the Rights Agreement ("Amendment No. 1"). Amendment No. 1 amends the Rights Agreement to permit tender offers for the entire Company, should such an offer be made. Amendment No. 1 exempts from the scope of the Rights Agreement persons who bid for 100% of the Company's outstanding shares to the extent that such person acquires a majority of the Company's shares in such offer.

         In addition, Amendment No. 1 implements a Three Year Independent Director Evaluation provision pursuant to which a committee comprised of independent directors will review the Rights Agreement every three years (or earlier upon receipt of an acquisition proposal) to determine whether the Rights Agreement remains in the best interests of the Company and its stockholders. Following each such review, the TIDE Committee will communicate its conclusions to the full Board of Directors, including any recommendation in light thereof as to whether the Rights Agreement should be modified or the Rights should be redeemed. The TIDE Committee will be comprised of members of the Board of Directors of the Company who are not officers, employees or affiliates of the Company and shall be the Nominating and Corporate Governance Committee of the Company as long as the members of the Nominating and Corporate Governance Committee meet such requirements.

         A copy of Amendment No. 1 has been filed with the Securities and Exchange Commission as Exhibit 4.1 to the Company's Report on Form 8-K on the date hereof and is incorporated herein by reference. The foregoing description of Amendment No. 1 is qualified in its entirety by reference to Amendment No. 1. A copy of the Rights Agreement was filed with the Securities and Exchange Commission as Exhibit 4.1 to the Company's Registration Statement on Form 8-A on June 11, 2001 and is incorporated herein by reference. Copies of the Rights Agreement and Amendment No. 1 are also available free of charge from our Company.


ITEM 2.  EXHIBITS.

4.1 Rights Agreement, dated as of June 8, 2001, between BKF Capital Group, Inc. and Mellon Investor Services LLC (as Rights Agent), which includes the form of Right Certificate as Exhibit A and the Summary of Rights to Purchase Common Shares as Exhibit B. agent (previously filed as Exhibit
         4.1 to BKF Capital Group, Inc.'s Registration Statement on Form 8-A on June 11, 2001 and incorporated herein by reference)

4.2 Amendment No. 1 to the Rights Agreement, dated as of April 12, 2005, by and between BKF Capital Group, Inc. and Mellon Investor Services LLC (as the Rights Agent) (previously filed as Exhibit 4.1 to BKF Capital Group, Inc.'s Current Report on Form 8-K on April 12, 2005 and incorporated herein by reference)

                                    SIGNATURE


                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: April 12, 2005

                                             BKF CAPITAL GROUP, INC.


                                             By: /s/ Norris Nissim
                                                 ------------------------------
                                                 Name:  Norris Nissim
                                                 Title: Vice President, General
                                                        Counsel and Secretary